[SILICON GAMING LOGO]


FOR INFORMATION CONTACT:
Andrew Pascal, CEO (Analysts)               John Penver (Investor Relations)
(650) 842-9000                              (650) 842-9009

FOR IMMEDIATE RELEASE

                     SILICON GAMING ANNOUNCES COMPLETION OF
                             FINANCIAL RESTRUCTURING

PALO ALTO, California, November 29, 1999 -- Silicon Gaming, Inc. (OTC Electronic Bulletin Board: SGIC) announced today that it has completed a financial restructuring with the holders of its $47.25 million of outstanding Senior Discount Notes (the "Notes").

As a result of the restructuring, $39.75 million of Notes were exchanged for non-voting preferred stock that is convertible into 174,285,127 shares of common stock of the Company, or approximately a 57% common equity interest in the Company. The terms of the remaining $7.5 million of outstanding Notes were modified to reduce the interest rate from 12.5% to 10% per annum (effective July 15, 1999) and to provide for interest to be payable in-kind at the Company's option and subject to certain coverage ratio tests. The Notes will mature 5 years following the effective date of the restructuring. Accrued and unpaid interest on the $7.5 million of Notes remaining outstanding following the restructuring was forgiven through July 15, 1999.

As a part of the restructuring, the holders of the Notes have agreed to make an additional investment in the Company of up to $5.0 million in the form of senior secured notes (the "New Notes). The New Notes are not convertible and bear cash interest at the rate of 10% per annum and in-kind interest at the rate of 3% per annum. The New Notes mature in five years and are issuable in tranches. The first $2.0 million was issued at the closing of the restructuring on November 24, 1999. To the extent required by the Company, the remaining $3.0 million of New Notes will be issued upon the achievement of certain financial and operating milestones, as determined by the holders of the Notes.

Effective upon closing of the restructuring, a majority of the members of the Board of Directors of the Company resigned and two new members were appointed. The Board of Directors now consists of Andrew Pascal (the President and Chief Executive Officer of the Company), Robert Reis (a consultant to the Company) and Stanford Springel.

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In addition, as soon as practicable,  the Company intends to conduct an Exchange
Offer whereby holders of common stock who elect to participate, may exchange their shares of common stock for units consisting of a share of common stock and a warrant to purchase 3.59662 additional shares of common stock. The exercise price of the warrants will be at a premium to fair market value and will be based on an enterprise value for the Company of $70 million. In addition, the warrants would only be exercisable after the first anniversary of issuance and would terminate four years from their issuance. The warrants might terminate prior to their scheduled expiration if the Company's enterprise value, as measured on the Nasdaq National Market or a national securities exchange, exceeds $100 million. Holders of the warrants would have 180 days to exercise prior to such termination.

As a result of the above transactions, the percentage ownership of the Company's current equity holders , including all holders of options, warrants and convertible preferred stock but excluding warrants and convertible preferred stock issued as part of the restructuring, has been reduced from 100% to approximately 5% of the outstanding fully-diluted common stock as of the effective date of the restructuring. The Company has allocated 38% of its equity (calculated prior to issuance of the out-of-the-money warrants described above) as of the effective date to be issued as incentive compensation to employees. Of the 116,190,084 shares of common stock issuable as incentive, 15,657,490 shares were authorized for issuance on November 24, 1999. As discussed above, $39.75 million of existing Notes were exchanged for preferred stock that is convertible into the remaining 57% (calculated prior to issuance of the out-of-the-money warrants described above) of the Company's outstanding common stock as of the effective date of the restructuring.

The capital structure of the Company will change dramatically as a result of the restructuring. Immediately prior to the closing of the restructuring there were approximately 20 million shares of common stock outstanding on a fully- diluted basis. After the closing of the restructuring, and giving effect to the conversion of preferred stock issued as part of the restructuring and exercise of the warrants to be issued to current stockholders, the total number of shares of common stock outstanding on a fully-diluted basis could increase to approximately 450 million; or approximately 22 times the current number of shares outstanding on a fully-diluted basis.

"Completing this debt restructuring was another important step in the process of reengineering our company," said Andrew Pascal, President and Chief Executive Officer of Silicon Gaming. "Since March of this year we have worked to implement a new design for Silicon Gaming that we believe will result in our achieving profitability. Our significant reductions in spending, our calculated investments in new product development, and a significantly de-leveraged balance sheet all mark the progress we've made in transitioning our business." Pascal further noted, "We can now look forward and focus all of our attention on capitalizing on the Company's current and future opportunities."

Silicon Gaming, Inc. is an industry leader in the design and manufacture of slot machines such as the Odyssey(R) and Quest(TM), which feature such innovative games as Banana-Rama Deluxe, Eureka, Strike-It-Rich, Vacation, Lucky-Draw, TopHat 21 and Phantom Belle Poker. Headquartered in Palo Alto, California, the Company is traded on the OTC Electronic Bulletin Board as SGIC.

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                           FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements that involve risks and uncertainties, including statements regarding the restructuring and its terms and the proposed Exchange Offer and its terms. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to successfully obtain any necessary regulatory approvals for the restructuring, the timely completion of the Exchange Offer, the Company's capital requirements, expectation of losses, dependence on a single product, risk of technical errors in the Company's product, uncertain market acceptance of the Company's product, regulatory approval of the Company's products, the Company's management of its growth, intense competition, rapidly changing technology, dependence on key personnel and those other risks identified in the Company's Form 10-K and 10-K/A for the year ended December 31, 1998 and Form 10-Q for the quarter ended March 31, 1999, June 30, 1999 and September 30, 1999.

          For more information on Silicon Gaming, visit our website at
                          http://www.silicongaming.com